Exhibit 107

Calculation of Filing Fee Table

FORM S-8

(Form Type)

Latham Group, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, to be issued under the Latham Group, Inc. 2021 Omnibus Equity Incentive Plan	Other (2)	8,000,000	$2.225	$17,800,000	$0.00011020	$1,961.56
Total Offering Amounts					$17,800,000		$1,961.56
Total Fee Offsets							$0.00
Net Fee Due							$1,961.56

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall also cover any additional shares of Latham Group, Inc. (the “Registrant”) common stock that become issuable under the Registrant’s 2021 Omnibus Equity Incentive Plan, as amended, set forth herein by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s common stock, as applicable.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per unit and aggregate offering price are based on the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Global Select Market on April 27, 2023.